Exhibit 10.1

CONSULTING AGREEMENT

Name and Address of Company:	The McClatchy Company 2100 Q Street Sacramento, CA 95816
Name and Address of Consultant:	Robert J. Weil Burrell Group Inc. 2400 Leechburg Rd, Suite 216 New Kensington, PA 15068
Start Date of Term:	July 1, 2015
End Date of Term:	December 31, 2016
Consulting Fee:

In exchange for the performance of the Consulting Services during the Term at the Company’s request, the Company shall pay (or cause to be paid) to Consultant (i) $5,000 per month of the Term during the 2015 calendar year and (ii) $2,500 per month of the Term during the 2016 calendar year.

Consulting Services:

Consultant agrees to provide advisory transition services to assist the Company with transition matters relating to the Company’s operations in California, the Northwest, Texas, Kentucky, and Pennsylvania, as well as to provide such other advice, counsel, and assistance as the Company may from time to time during the Term reasonably request and to represent the Company on industry boards for the term of any current such assignments.

THIS CONSULTING AGREEMENT incorporates the attached Terms and Conditions (collectively, this “Agreement”) and is entered into as of the Start Date of Term noted above, by and between the Company identified above (the “Company”) and the consultant identified above (“Consultant”). The Company desires to engage Consultant to provide the services described above (the “Consulting Services”). The parties execute and deliver this Agreement to state their mutual obligations hereunder.

THE MCCLATCHY COMPANY	Consultant

By:
	Patrick Talamantes	Robert J. Weil
President & Chief Executive Officer

By:
Billie McConkey
Vice President Human Resources

Date:	Date:

TERMS AND CONDITIONS

1. Consulting Services; Term. Commencing on and ending on the dates shown above (the “Term”), Consultant hereby agrees to provide the Consulting Services to the Company. Consultant shall perform the Consulting Services in accordance with the standard of care and diligence normally observed in his profession. Consultant shall be expected to work as a consultant to the Company no more than eight (8) hours per week, on average, during the Term. Upon the expiration or termination of this Agreement, this Agreement will terminate except that Sections 3-11 will continue in full force and effect.

2. Consulting Fees; Expenses.

(a) As compensation for the Consulting Services, the Company shall pay Consultant the consulting fee shown above (the “Consulting Fee”) in arrears within thirty (30) days following the end of each month of the Term. Consultant understands and agrees that no other compensation will be provided to Consultant for the Consulting Services and that no other compensation will be due or owed to Consultant for the Consulting Services aside from the Consulting Fee.

(b) During the Term, Consultant shall also be reimbursed for reasonable travel and other expenses incurred or paid by Consultant in connection with the performance of the Consulting Services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be requested by the Company, in accordance with such policies of the Company. The Company will reimburse Consultant within thirty (30) days of receiving supporting documentation.

3. Non-Disclosure.

(a) To the extent that, before or after the Start Date of Term, Consultant comes into possession of any proprietary or confidential information regarding the Company or any party related to or affiliated with the Company (such information collectively referred to herein as “Confidential Information”), neither Consultant nor any party related to or affiliated with Consultant shall, during the Term and thereafter, directly or indirectly disclose to any third party any Confidential Information, except that with respect to Confidential Information relating to the Company, Consultant may disclose such Confidential Information: (i) as required by law; (ii) to the extent it becomes generally available to the public without breach of this Agreement; and (iii) if received lawfully from a third party that has no legal obligation to keep such information confidential. In the event that Consultant is required by legal process to disclose Confidential Information, Consultant shall, to the extent legally permissible to do so at any time, immediately advise the Company, and if requested, Consultant shall cooperate with the Company to limit and shield such disclosure.

(b) Consultant acknowledges that the Confidential Information may constitute material, non-public information. Consultant is aware that the securities laws of the United States and other relevant jurisdictions prohibit any person who has material, non-public information concerning the issuer of publicly traded securities from purchasing or selling such securities or from communicating such information to any other person when it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(c) The Company and each of their respective related or affiliated parties shall be entitled to injunctive relief, to which Consultant hereby consents, and all other relief available at law or in equity to prevent or remedy any breach of this Section 3.

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4. Independent Contractor Status. The relationship of Consultant to the Company in performing the Consulting Services shall be that of an independent contractor, and nothing contained in this Agreement shall create or imply a partnership, joint venture, agency, or employment relationship between Consultant and the Company. Consultant shall have sole control of the manner and means of performing the Consulting Services under this Agreement and shall complete such services in accordance with Consultant’s own means and methods of work. Consultant is not authorized to bind the Company or to otherwise make any representation, agreement, or commitment on behalf of the Company. The Company will not withhold any federal, state, or local payroll taxes or any state unemployment or similar taxes in respect of the Consulting Services. Consultant will be responsible for the payment of all federal, state, or local taxes relating to the Consulting Fees. The Company shall not provide to Consultant workers’ compensation, disability insurance, Social Security, or unemployment compensation coverage, nor any other statutory benefit generally granted to employees of the Company.

5. Ownership Rights. Any and all content, products, materials, and the like developed or created in any manner by Consultant during this engagement relative to the Consulting Services (“Deliverables”) shall be the sole and exclusive property of and full ownership in the Deliverables (including intellectual property rights therein) shall be vested with the Company. Consultant hereby assigns all right, title, and interest in the Deliverables to the Company and waives all moral rights therein. The Company shall have the exclusive right to copy, publish, perform, use, exploit, advertise, and exhibit all Deliverables, and to authorize others to do so, in any and all media (whether known or unknown or hereafter devised) throughout the world in perpetuity as the Company in its sole discretion shall determine. Upon the expiration or termination of the Agreement for any reason, Consultant will promptly deliver to the Company all Deliverables, whether or not completed, as of the effective date of termination, including drafts and copies thereof, and all Company materials that were obtained by Consultant as a result of this Agreement.

6. Termination. Either party may terminate this Agreement at any time for any reason prior to the end of the Term by ten (10) business days’ written notice to the other. If the Company terminates this Agreement with ten (10) business days’ written notice but without a material breach by Consultant, the Company will pay all consulting fees remaining for the full Term. If Consultant terminates this Agreement with ten (10) business days’ written notice, the Company will only be responsible to pay Consultant for the Consulting Services satisfactorily rendered through the effective date of termination in an amount prorated through the effective date of termination. If Consultant materially breaches any provision of this Agreement, the Company may terminate the Agreement immediately without prior written notice and will pay Consultant only for the Consulting Services satisfactorily rendered through the effective date of termination in an amount prorated through the effective date of termination.

7. Indemnification. Consultant agrees to indemnify and hold harmless the Company and its officers, directors, employees, and agents (“Indemnitees”) against any and all loss, liability, damages, consequential damages, legal judgments, costs, and expenses, including reasonable attorneys’ fees, which Indemnitees incur arising out of, relating to, or resulting from any and all acts or omissions of Consultant in connection with his performance under this Agreement, including without limitation any breach by Consultant of any provision of this Agreement.

8. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing, shall be addressed to the receiving party at the address provided above, and shall be deemed to have been duly given on the date of delivery to the party’s indicated address. Either party may change its address for purposes of this Section 8 by giving the other party written notice of the new address in the manner set forth above. For purposes of this Agreement, the term “in writing” includes an email communication from the sending party to the known email address of the receiving party.

9. Assignment. Consultant shall not assign any rights under this Agreement or delegate the performance of any of the Consulting Services hereunder without the prior written consent of the Company.

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10. Certain Representations. Consultant represents and warrants to the Company that (i) Consultant, and to Consultant’s knowledge, all of Consultant’s agents and advisers, if any, are persons that Company is permitted to do business with in accordance with applicable laws; (ii) Consultant will not employ or engage any agents or advisers that the Company is not permitted to do business with under any applicable law; (iii) this Agreement and the Consulting Services contemplated hereby do not conflict with or violate any contractual, fiduciary, or any other obligations that Consultant owes any other person or entity; and (iv) Consultant will comply with all applicable laws in performing the Consulting Services.

11. Miscellaneous. This Agreement (i) contains the entire understanding between the parties hereto with respect to the subject matter hereof and entirely supersedes all prior agreements, arrangements, and communications regarding such subject matter; (ii) may be amended, waived, changed, or modified only by an agreement in writing signed by both parties; (iii) is entered into by and between sophisticated parties with benefit of counsel and shall be construed neutrally to effect the intent hereof; (iv) shall be interpreted (and if appropriate, reformed) to the fullest extent possible to permit enforcement hereof; and (v) shall be governed by and interpreted in accordance with the laws of the State of California, excluding laws pertaining to conflicts of law. With respect to any suit, action, or proceeding relating to this Agreement, each party hereby irrevocably submits to the jurisdiction of the State and Federal courts located in Sacramento County, State of California. Venue for any such action shall lie exclusively in the State and Federal courts located in Sacramento County, State of California. The prevailing party in any action to enforce this Agreement shall be reimbursed all of its costs, including reasonable attorneys’ fees and expenses, incurred in connection with such enforcement.

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